Exhibit 99.1

AAR reports fourth quarter and fiscal year 2022 results

•	Fourth quarter sales of $476 million, up 9% over the prior year

•	Fourth quarter GAAP diluted earnings per share from continuing operations of $0.66, compared to $0.41 in Q4 FY2021; on an adjusted basis, earnings increased 53% from $0.47 in Q4 FY2021 to $0.72 in Q4 FY2022

•	Full year sales of $1.82 billion, up 10% over the prior year

•	Full year GAAP diluted earnings per share from continuing operations of $2.16, compared to $1.30 in FY2021; on an adjusted basis, earnings increased 82% from $1.31 in FY2021 to $2.38 in FY2022

Wood Dale, Illinois, July 21, 2022 — AAR CORP. (NYSE: AIR), a leading provider of aviation services to commercial and government operators, MROs, and OEMs, today reported fourth quarter fiscal year 2022 consolidated sales of $476.1 million and income from continuing operations of $23.9 million, or $0.66 per diluted share. For the fourth quarter of the prior year, the Company reported sales of $437.6 million and income from continuing operations of $14.7 million, or $0.41 per diluted share. Our adjusted diluted earnings per share from continuing operations in the fourth quarter of fiscal year 2022 were $0.72, compared to $0.47 in the fourth quarter of the prior year.

Consolidated fourth quarter sales increased 9% over the prior year’s quarter. Our consolidated sales to commercial customers increased 28% over the prior year’s quarter, primarily due to further recovery in the commercial market from the impact of COVID-19. Our consolidated sales to government customers decreased 13%, due to the wind down of our activities in Afghanistan, and natural completion of other government programs.

Sales to commercial customers were 62% of consolidated sales, compared to 52% in the prior year’s quarter, primarily reflecting the recovery in the commercial market from the impact of COVID-19.

Gross profit margins were 18.9% in the current quarter, compared to 16.4% in the prior year quarter. Adjusted gross profit margin increased from 16.5% to 18.6%, primarily due to the favorable impact from our actions to reduce costs and improve our operating efficiency.

Selling, general, and administrative expenses were $56.9 million in the quarter which included increased investments in our digital initiatives, as well as $2.9 million related to investigation, remediation, and strategic project costs.

Operating margins were 6.6% in the current quarter, compared to 4.7% in the prior year quarter. Adjusted operating margin increased from 5.2% to 7.0%, as a result of the actions we took to improve our operating efficiency as well as the recovery in commercial sales. Sequentially, our adjusted operating margin increased from 6.7% in the third quarter to 7.0% in the current quarter, primarily due to improved performance across our government parts and programs activities.

“We finished our fiscal year strong delivering another quarter of sequential growth in sales as well as our seventh straight quarter of adjusted operating margin improvement. I am extremely proud of our team’s ability to drive additional efficiencies in the business while continuing to provide superior service to our government and commercial customers,” said John M. Holmes, President and Chief Executive Officer of AAR CORP.

During the quarter, we announced a marketing partnership agreement with ProvenAir Technologies to enhance the digital solutions available to our customers. ProvenAir’s solution leverages advanced technologies to analyze and dynamically generate back-to-birth trace history for life limited parts. Also, during the quarter, we announced our relationship with Aero Design Labs, which is developing drag reduction kits for Boeing 737NG aircraft with the potential to reduce fuel consumption and associated carbon emissions. Aero Design Labs recently received a Supplemental Type Certificate for the Boeing 737-700 kit. We will be distributing the kits on an exclusive basis and have also invested to help fund the company’s growth.

Subsequent to the quarter, we announced our award of a Captains of Industry contract with the Defense Logistics Agency. We are the first and only non-OEM member of the Captains of Industry. This is a distinction that establishes a long-term strategic relationship with the U.S. Department of Defense and provides access to unique opportunities in support of the U.S. and its allies.

Net interest expense for the quarter was $0.6 million, compared to $0.9 million last year. Average diluted share count remained consistent at 35.7 million shares across the current and prior years’ quarters. We also repurchased 0.5 million shares for $22.2 million in conjunction with the $150 million share repurchase program we announced in the third quarter.

Cash flow provided by operating activities from continuing operations was $40.2 million during the current quarter. Excluding our accounts receivable financing program, our cash flow provided by operating activities from continuing operations was $43.2 million in the current quarter. As of May 31, 2022, our net debt was $46.5 million and our net leverage was 0.30x.

Holmes continued, “In addition to realizing the full favorable impact of the strategic actions we took early in the pandemic to improve our operating margins, we also delivered significant and consistent cash flow each quarter this year. As a result, our balance sheet is in an exceptionally strong position to fund our continued growth as well as return capital to shareholders though our share repurchase program.”

Fiscal year 2022 results

Full fiscal year 2022 consolidated sales were $1.82 billion, an increase of 10% from fiscal year 2021. Aviation Services sales increased by 12% primarily from the continued recovery in the commercial market from the impact of COVID-19 while sales to government customers in this segment decreased 13%. Expeditionary Services sales decreased 25% in fiscal year 2022 from reduced volumes in our Mobility operations and the sale of our Composites business.

Full fiscal year 2022 income from continuing operations was $78.5 million, or $2.16 per diluted share. In fiscal year 2021, income from continuing operations was $46.3 million, or $1.30 per share. Our adjusted diluted earnings per share from continuing operations was $2.38 in the current year, compared to $1.31 last year, reflecting continued recovery in the commercial market from the COVID-19 impact.

Sales to commercial customers were 60% of consolidated sales, compared to 49% in the prior year, primarily reflecting the recovery in the commercial market from the impact of COVID-19. Cash flow from operating activities from continuing operations was $89.8 million in fiscal year 2022, compared to $108.5 million in fiscal year 2021. Excluding our accounts receivable financing program, our cash flow provided by operating activities from continuing operations was $113.4 million in the current year.

Holmes concluded, “As we begin our fiscal year 2023, we see opportunities across the Company. We expect growth in new parts distribution as a result of recent contract awards and demand for used material continues to create opportunities for our trading activities. Our hangars are expected to remain largely full throughout the year, and the government new business pipeline remains strong. We will continue to identify strategic areas to deploy capital, organically and inorganically, to drive our continued growth and margin expansion.”

Conference call information

On Thursday, July 21, 2022, at 7:30 a.m. Central time, AAR will hold a conference call to discuss the results. The conference call can be accessed by registering at: https://register.vevent.com/register/BIa4ef8b22b595443695c19741ef9ec7ff. Once registered, participants will receive a dial-in number and a unique PIN that will allow them to access the call.

A replay of the conference call will be available for on-demand listening shortly after the completion of the call at https://edge.media-server.com/mmc/p/nwd7oq4z and will remain available for approximately seven days.

About AAR

AAR is a global aerospace, and defense aftermarket solutions company with operations in over 20 countries. Headquartered in the Chicago area, AAR supports commercial and government customers through two operating segments: Aviation Services and Expeditionary Services. Additional information can be found at aarcorp.com.

Contact: Dylan Wolin – Vice President, Strategic & Corporate Development and Treasurer | +1-630-227-2017 | dylan.wolin@aarcorp.com

This press release contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995, which reflect management’s expectations about future conditions, including but not limited to (i) our ability to drive additional efficiencies in the business while continuing to deliver superior service to our government and commercial customers, (ii) our goal to enhance the digital solutions available to our customers, (iii) establishing a long-term strategic relationship with the U.S. Department of Defense to provide access to unique opportunities in support of the U.S. and its allies, (iv) maintaining our balance sheet in an exceptionally strong position to fund our continued growth as well as return capital to shareholders though our share repurchase program, (v) seeing opportunities across all of our activities, (vi)  our expectation of growth in new parts distribution as a result of recent contract awards, (vii) continued demand for used material to create opportunities for our trading activities, (viii) our expectation that our hangars will remain largely full throughout the year and that the government new business pipeline remains strong, and (ix) our ability to continue to identify strategic areas to deploy capital, organically and inorganically, to drive continued growth and margin expansion.

Forward-looking statements often address our expected future operating and financial performance and financial condition, or sustainability targets, goals, commitments, and other business plans, and often may also be identified because they contain words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “likely,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will,” “would,” or similar expressions and the negatives of those terms.

These forward-looking statements are based on the beliefs of Company management, as well as assumptions and estimates based on information available to the Company as of the dates such assumptions and estimates are made, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated, depending on a variety of factors, including: (i) factors that adversely affect the commercial aviation industry; (ii) a reduction in the level of sales to the branches, agencies and departments of the U.S. government and their contractors (which were 34.1% of consolidated sales in fiscal year 2022); (iii) non-compliance with laws and regulations relating to the formation, administration and performance of our U.S. government contracts; (iv) cost overruns and losses on fixed-price contracts; (v) nonperformance by subcontractors or suppliers; (vi) changes in or non-compliance with laws and regulations that may affect certain of our aviation and government and defense related activities that are subject to licensing, certification and other regulatory requirements imposed by the FAA, the U.S. State Department and other regulatory agencies, both domestic and foreign; (vii) a reduction in outsourcing of maintenance activity by airlines; (viii) a shortage of the skilled personnel on whom we depend to operate our business, or work stoppages; (ix) competition from other companies, including original equipment manufacturers, some of which have greater financial resources than we do; (x) financial and operational risks arising as a result of operating internationally; (xi) inability to integrate acquisitions effectively and execute our operational and financial plan related to the acquisitions; (xii) inability to recover our costs due to fluctuations in market values for aviation products and equipment caused by various factors, including reductions in air travel, airline bankruptcies, consolidations and fleet reductions; (xiii) asset impairment charges we may be required to recognize to reflect the non-recoverability of our assets or lowered expectations regarding businesses we have acquired; (xiv) threats to our systems technology from equipment failures, cyber or other security threats or other disruptions; (xv) a need to make significant capital expenditures to keep pace with technological developments in our industry; (xvi) inability to fully execute our stock repurchase program and return capital to our stockholders; (xvii) restrictions on paying, or failure to maintain or pay dividends; (xviii) limitations on our ability to access the debt and equity capital markets or to draw down funds under loan agreements; (xix) non-compliance with restrictive and financial covenants contained in certain of our loan agreements; (xx) the continued impact of the COVID-19 pandemic on air travel, worldwide commercial activity and our and our customers’ ability to source parts and components; (xxi) exposure to product liability and property claims that may be in excess of our liability insurance coverage; and (xxii) the costs of compliance, and liability for non-compliance, with environmental regulations, including future requirements regarding climate change and environmental, social and governance matters. Should one or more of those risks or uncertainties materialize adversely, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described. Those events and uncertainties are difficult or impossible to predict accurately and many are beyond our control.

For a discussion of these and other risks and uncertainties, refer to our Annual Report on Form 10-K, Part I, “Item 1A, Risk Factors” and our Quarterly Reports on Form 10-Q. These events and uncertainties are difficult or impossible to predict accurately and many are beyond the Company’s control. The risks described in these reports are not the only risks we face, as additional risks and uncertainties are not currently known or foreseeable or impossible to predict accurately or risks that are beyond the Company’s control or deemed immaterial may materially adversely affect our business, financial condition or results of operations in future periods. We assume no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

AAR CORP. and subsidiaries

Condensed consolidated statements of income (In millions except per share data - unaudited)	Three months ended May 31,		Year ended May 31,
	2022	2021	2022	2021
Sales	$476.1	$437.6	$1,820.0	$1,652.3
Cost and expenses:
Cost of sales	386.3	365.8	1,506.8	1,376.4
Provision for doubtful accounts	0.3	2.7	1.2	8.5
Selling, general and administrative	56.9	48.8	202.2	182.4
Earnings (Loss) from joint ventures	(1.2)	0.4	(2.9)	0.2

Operating income	31.4	20.7	106.9	85.2
Losses related to sale and exit of business	(0.4)	(0.7)	(1.7)	(20.2)
Interest expense, net	(0.6)	(0.9)	(2.3)	(4.8)
Other income, net	0.1	0.4	2.2	4.3

Income from continuing operations before income tax expense	30.5	19.5	105.1	64.5
Income tax expense	6.6	4.8	26.6	18.2
Income from continuing operations	23.9	14.7	78.5	46.3
Income (Loss) from discontinued operations	––	(0.7)	0.2	(10.5)
Net income	$23.9	$14.0	$78.7	$35.8

Earnings per share – Basic:
Earnings from continuing operations	$0.67	$0.42	$2.19	$1.31
Income (Loss) from discontinued operations	––	(0.02)	0.01	(0.30)
Earnings per share – Basic	$0.67	$0.40	$2.20	$1.01

Earnings per share – Diluted:
Earnings from continuing operations	$0.66	$0.41	$2.16	$1.30
Income (Loss) from discontinued operations	––	(0.02)	0.01	(0.30)
Earnings per share – Diluted	$0.66	$0.39	$2.17	$1.00

Share data:
Weighted average shares outstanding – Basic	35.1	35.0	35.6	35.0
Weighted average shares outstanding – Diluted	35.7	35.7	36.0	35.3

AAR CORP. and subsidiaries

Condensed consolidated balance sheets (In millions)	May 31, 2022	May 31, 2021
	(unaudited)
ASSETS
Cash and cash equivalents	$53.5	$51.8
Restricted cash	5.4	8.4
Accounts receivable, net	214.0	166.7
Contract assets	73.6	71.9
Inventories, net	550.5	540.6
Rotable assets and equipment on or available for lease	53.6	50.4
Assets of discontinued operations	16.2	19.5
Other current assets	40.4	27.7
Total current assets	1,007.2	937.0
Property, plant, and equipment, net	109.6	120.0
Operating lease right-of-use assets, net	73.0	75.8
Goodwill and intangible assets, net	119.7	123.8
Rotable assets supporting long-term programs	166.6	184.3
Other non-current assets	97.8	98.8
Total assets	$1,573.9	$1,539.7

LIABILITIES AND EQUITY
Accounts payable and accrued liabilities	$331.0	$301.4
Liabilities of discontinued operations	17.2	35.4
Total current liabilities	348.2	336.8
Long-term debt	98.9	133.7
Operating lease liabilities	57.4	59.9
Deferred tax liabilities	20.0	9.5
Other liabilities and deferred revenue	14.9	25.4
Total liabilities	539.4	565.3
Equity	1,034.5	974.4
Total liabilities and equity	$1,573.9	$1,539.7

AAR CORP. and subsidiaries

Condensed consolidated statements of cash flows (In millions – unaudited)	Three months ended May 31,		Year ended May 31,
	2022	2021	2022	2021
Cash flows provided from operating activities:
Net income	$23.9	$14.0	$78.7	$35.8
Loss (Income) from discontinued operations	––	0.7	(0.2)	10.5
Income from continuing operations	23.9	14.7	78.5	46.3
Adjustments to reconcile income from continuing operations to net cash provided from operating activities
Depreciation and intangible amortization	7.6	9.2	33.1	36.3
Amortization of stock-based compensation	2.4	2.4	8.2	9.2
Provision for credit losses	0.3	2.7	1.2	8.5
Pension settlement charges	0.7	––	1.4	0.9
Losses related to sale and exit of business	0.4	0.7	1.7	20.2
Contract termination and restructuring costs	––	––	––	2.2
Impairment charges	––	2.1	2.9	9.1
Changes in certain assets and liabilities:
Accounts receivable	(4.9)	18.0	(49.0)	(4.5)
Contract assets	(4.8)	(9.6)	(1.9)	(26.4)
Inventories	(15.0)	23.7	(10.4)	74.9
Prepaid expenses and other current assets	12.5	3.1	(10.2)	49.8
Accounts payable and accrued liabilities	1.7	(50.8)	18.9	(46.4)
Deferred revenue on long-term programs	1.3	(10.4)	3.8	(83.0)
Other	14.1	17.7	11.6	11.4
Net cash provided from operating activities – continuing operations	40.2	23.5	89.8	108.5
Net cash used in operating activities – discontinued operations	(0.1)	(0.9)	(14.6)	(3.3)
Net cash provided from operating activities	40.1	22.6	75.2	105.2

Cash flows used in investing activities:
Property, plant and equipment expenditures	(7.1)	(2.7)	(17.3)	(11.3)
Proceeds from termination of life insurance policies	––	––	––	10.0
Other	(2.5)	(0.1)	0.8	0.8
Net cash used in investing activities	(9.6)	(2.8)	(16.5)	(0.5)

Cash flows used in financing activities:
Repayments on borrowings, net	(4.5)	(73.7)	(34.2)	(470.0)
Purchase of treasury stock	(22.2)	––	(42.4)	––
Other	12.2	1.4	16.8	0.5
Net cash used in financing activities	(14.5)	(72.3)	(59.8)	(469.5)
Effect of exchange rate changes on cash	(0.1)	0.1	(0.2)	0.3
Increase (Decrease) in cash and cash equivalents	15.9	(52.4)	(1.3)	(364.5)
Cash, cash equivalents, and restricted cash at beginning of period	43.0	112.6	60.2	424.7
Cash, cash equivalents, and restricted cash at end of period	$58.9	$60.2	$58.9	$60.2

AAR CORP. and subsidiaries

Sales by business segment (In millions - unaudited)	Three months ended May 31,		Year ended May 31,
	2022	2021	2022	2021
Aviation Services	$452.9	$415.4	$1,745.8	$1,553.7
Expeditionary Services	23.2	22.2	74.2	98.6
	$476.1	$437.6	$1,820.0	$1,652.3

Gross profit by business segment (In millions- unaudited)	Three months ended May 31,		Year ended May 31,
	2022	2021	2022	2021
Aviation Services	$84.7	$69.3	$297.5	$263.2
Expeditionary Services	5.1	2.5	15.7	12.7
	$89.8	$71.8	$313.2	$275.9

Adjusted income from continuing operations, adjusted diluted earnings per share from continuing operations, adjusted sales, adjusted cost of sales, adjusted gross profit margin, adjusted operating margin, adjusted cash provided by operating activities from continuing operations, adjusted EBITDA, and net debt are “non-GAAP financial measures” as defined in Regulation G of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We believe these non-GAAP financial measures are relevant and useful for investors as they illustrate our actual operating performance unaffected by the impact of certain items. When reviewed in conjunction with our GAAP results and the accompanying reconciliations, we believe these non-GAAP financial measures provide additional information that is useful to gain an understanding of the factors and trends affecting our business and provide a means by which to compare our operating performance against that of other companies in the industries we compete. These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP. Adjusted EBITDA is income from continuing operations before interest income (expense), other income (expense), income taxes, depreciation and amortization, stock-based compensation and items of an unusual nature including but not limited to business divestitures, workforce actions, subsidies and costs, impairment and exit charges, facility consolidation and repositioning costs, investigation and remediation compliance costs, purchase accounting and legal settlements, strategic project costs and significant customer events such as early terminations, contract restructurings, forward loss provisions and bankruptcies.

Pursuant to the requirements of Regulation G of the Exchange Act, we are providing the following tables that reconcile the above mentioned non-GAAP financial measures to the most directly comparable GAAP financial measures:

Adjusted income from continuing operations (a) (In millions - unaudited)	Three months ended May 31,		Year ended May 31,
	2022	2021	2022	2021
Income from continuing operations	$23.9	$14.7	$78.5	$46.3
Investigation and remediation compliance costs	0.8	––	2.7	3.3
Losses related to sale and exit of business	0.3	0.5	1.3	15.3
Contract termination/restructuring costs and loss provisions, net	(0.2)	(1.1)	0.7	7.1
Customer bankruptcy and credit charges	––	1.8	0.7	3.7
Asset impairment and exit charges	0.1	––	2.7	5.4
Government COVID-related subsidies	(0.8)	(1.3)	(3.7)	(42.7)
Facility consolidation and repositioning costs	––	1.6	0.2	3.4
Severance, furlough and pension settlement charges	0.5	0.5	2.4	7.5
Gain on settlement of purchase accounting liabilities	––	––	(0.8)	––
Recognition of foreign currency translation adjustments	––	––	0.2	––
Gain on legal settlement	––	––	––	(3.3)
Costs related to strategic projects	1.4	––	1.4	0.8
Adjusted income from continuing operations	$26.0	$16.7	$86.3	$46.8

(a)	All adjustments are presented net of applicable income taxes.

Adjusted diluted earnings per share from continuing operations (a) (In millions - unaudited)	Three months ended May 31,		Year ended May 31,
	2022	2021	2022	2021
Diluted earnings per share from continuing operations	$0.66	$0.41	$2.16	$1.30
Investigation and remediation compliance costs	0.02	––	0.07	0.10
Losses related to sale and exit of business	0.01	0.02	0.04	0.44
Contract termination/restructuring costs and loss provisions, net	(0.01)	(0.03)	0.02	0.20
Customer bankruptcy and credit charges	––	0.05	0.02	0.10
Asset impairment and exit charges	––	––	0.07	0.15
Government COVID-related subsidies	(0.02)	(0.04)	(0.10)	(1.22)
Facility consolidation and repositioning costs	––	0.04	0.01	0.09
Severance, furlough and pension settlement charges	0.02	0.02	0.07	0.22
Gain on settlement of purchase accounting liabilities	––	––	(0.02)	––
Gain on legal settlement	––	––	––	(0.09)
Costs related to strategic projects	0.04	––	0.04	0.02
Adjusted diluted earnings per share from continuing operations	$0.72	$0.47	$2.38	$1.31
(a)	All adjustments are presented net of applicable income taxes.

Adjusted gross profit margin (In millions - unaudited)	Three months ended
	May 31, 2022	February 28, 2022	May 31, 2021	May 31, 2020
Sales	$476.1	$452.2	$437.6	$416.5
Contract termination/restructuring costs, net	(1.2)	(0.2)	(2.4)	7.5
Adjusted sales	$474.9	$452.0	$435.2	$424.0
Cost of sales	$386.3	$371.8	$365.8	$380.1
Contract termination/restructuring costs and loss provisions, net	(0.9)	0.9	(1.1)	0.9
Government COVID-related subsidies, net	1.1	0.9	1.4	2.0
Facility consolidation and repositioning costs	––	––	(2.1)	(4.9)
Asset impairment charges	––	––	––	(9.1)
Severance and furlough costs	––	––	(0.6)	(2.6)
Adjusted cost of sales	$386.5	$373.6	$363.4	$366.4
Adjusted gross profit margin	18.6%	17.3%	16.5%	13.6%

Adjusted operating margin (In millions - unaudited)	Three months ended
	May 31, 2022	February 28, 2022	May 31, 2021	May 31, 2020
Adjusted sales	$474.9	$452.0	$435.2	$424.0
Operating income (loss)	$31.4	$30.3	$20.7	$(14.9)
Investigation and remediation costs	1.1	1.6	––	1.8
Contract termination/restructuring costs and loss provisions, net	(0.3)	(1.1)	(1.4)	6.6
Customer bankruptcy and credit charges	––	––	2.4	1.6
Government COVID-related subsidies	(1.1)	(1.0)	(1.8)	(2.8)
Facility consolidation and repositioning costs	––	––	2.1	4.9
Asset impairment and exit charges	0.1	0.5	––	11.0
Costs related to strategic projects	1.8	––	––	0.4
Severance and furlough costs	0.1	0.2	0.7	5.0
Adjusted operating income	$33.1	$30.5	$22.7	$13.6
Adjusted operating margin	7.0%	6.7%	5.2%	3.2%

Adjusted cash provided by operating activities from continuing operations (In millions - unaudited)	Three months ended May 31,		Year ended May 31,
	2022	2021	2022	2021
Cash provided by operating activities from continuing operations	$40.2	$23.5	$89.8	$108.5
Amounts outstanding on accounts receivable financing program:
Beginning of period	18.0	48.4	38.6	74.3
End of period	(15.0)	(38.6)	(15.0)	(38.6)
Adjusted cash provided by operating activities from continuing operations	$43.2	$33.3	$113.4	$144.2

Adjusted EBITDA (In millions - unaudited)	Three months ended May 31,		Year ended May 31,
	2022	2021	2022	2021
Net income	$23.9	$14.0	$78.7	$35.8
Loss (Income) from discontinued operations	––	0.7	(0.2)	10.5
Income tax expense	6.6	4.8	26.6	18.2
Other income, net	(0.1)	(0.4)	(2.2)	(4.3)
Interest expense, net	0.6	0.9	2.3	4.8
Depreciation and intangible amortization	7.6	9.2	33.1	36.3
Investigation and remediation compliance costs	1.1	––	3.7	4.4
Losses related to sale and exit of business	0.4	0.7	1.7	20.2
Asset impairment and exit charges	0.1	––	3.5	7.0
Contract termination/restructuring costs and loss provisions, net	(0.3)	(1.4)	0.9	9.3
Customer bankruptcy and credit charges	––	2.4	1.0	4.9
Government COVID-related subsidies, net	(1.1)	(1.8)	(4.9)	(56.2)
Facility consolidation and repositioning costs	––	2.1	0.2	4.5
Severance and furlough costs	0.1	0.7	2.0	9.0
Costs related to strategic projects	1.8	––	1.8	1.0
Stock-based compensation	2.4	2.4	8.2	9.2
Adjusted EBITDA	$43.1	$34.3	$156.4	$114.6

Net debt (In millions- unaudited)	May 31, 2022	May 31, 2021
Total debt	$100.0	$135.2
Less: Cash and cash equivalents	(53.5)	(51.8)
Net debt	$46.5	$83.4

Net debt to adjusted EBITDA (In millions - unaudited)	May 31, 2022	May 31, 2021
Adjusted EBITDA for the year ended	$156.4	$ 114.6
Net debt at period end	46.5	83.4
Net debt to Adjusted EBITDA	0.30	0.73